Exhibit 10.64

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the "Agreement") dated October 31, 2016 (the "Effective Date"), is entered into by and between Patrick Burke, a Colorado resident ("PB"), and CannaSys, Inc., a Nevada corporation ("MJTK") or ("the Company"). PB and MJTK are sometimes referred to herein as "the Parties."

WITNESSETH

In consideration of the mutual promises set forth herein, the parties hereby agree as follows:

TERM

On November 1, 2016, PB shall commence to render services under this Agreement. The term of this Agreement is for six (6) months (the "Term") commencing on the Effective Date and terminating on April 30, 2017 ("Termination Date"), or as mutually extended by the parties. During the Term, PB shall devote the necessary time, energy, and abilities to perform the services in a timely and productive manner. PB shall fully cooperate with MJTK in any reasonable manner in connection with the services.

DESCRIPTION OF SERVICES

PB shall, in a consultative capacity, assist the MJTK with the following (the "services"):

1. Preparation of financial modeling materials
2. Preparation of internally created confidential investment memorandums
3. Assistance with product development and marketing
4. Seeking additional financial resources and / or financing alternatives
5. Other advisory and consultative activities as determined by both MJTK and PB
6. PB shall be entitled to the "Chief Operating Officer" corporate title

COMPENSATION AND EXPENSES

As consideration for the Services to be rendered by PB during the Term, MJTK agrees to pay and will pay PB $5,000.00 (five thousand US Dollars) per month.

MJTK shall issue to PB the following restricted common stock compensation during the Term:

1. 50,000 restricted common shares as of the signing of this Agreement
2. 50,000 restricted commons shares on January 1, 2017
3. 50,000 restricted common shares on March 1, 2017

MJTK agrees to reimburse and shall reimburse all reasonable business expenses incurred by PB on behalf of MJTK in connection with PB's performance of the "DESCRIPTION OF SERVICES" above. Such expenses shall be reimbursed by MJTK immediately upon its receipt of an invoice (and supporting documentation) from PB. Notwithstanding the foregoing, PB agrees not to incur any single item of expense in excess of $250.00 (Two Hundred Fifty US Dollars) without first obtaining the prior approval of MJTK.

MJTK agrees to pay for a mutually agreed upon health care plan for PB during the Term.

NON-EXCLUSIVITY

PB reserves the right to solicit, contact, and contract with other clients and potential clients at any and all times, including, without limitation, the time during which this Agreement is pending and services are being rendered hereunder. Further, nothing in this Agreement creates an employer-employee relationship, joint venture, or partnership relationship between MJTK and PB. Rather, it is expressly agreed that PB is an independent contractor, and that any persons employed or engaged by PB to perform services are PB's employees or subcontractors.

RIGHT TO TERMINATE

Each party has the right to terminate this Agreement upon 15 days prior written notice, provided, however, that in the event of any such termination by MJTK, PB shall have the right to retain any and all payments received or owed prior to the date of termination and to receive reimbursement of any and all expenses incurred prior thereto in accordance with the terms of the "COMPENSATION AND EXPENSES" section above. If this Agreement is terminated by MJTK prior to the end of any given month; i.e., prior to August 31, 2016, September 30, 2016 or October 31, 2016, then MJTK shall compensate PB on a pro rata basis.

REPRESENTATIONS AND WARRANTIES

Each party represents and warrants to the other party that (i) it has the requisite power, authority and legal right to execute, deliver and perform this Agreement, (ii) the execution, delivery and performance of this Agreement have been duly and validly authorized and approved by all necessary action of such party, and (iii) this Agreement has been duly executed and delivered by such party, and this Agreement is a legal, valid and binding obligation of such party, enforceable against it in accordance with its terms subject to bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors' rights generally and general equitable principles.

INDEMNIFICATION

MJTK agrees to indemnify, defend and hold PB and its officers and employees harmless against any and all claims, demands, suits, liabilities, losses, damages or injuries (collectively "Liabilities") arising out of, resulting from, or relating to any third party claim relating in any way to solely the Description of Services above, except such Liabilities as may result from the gross negligence, bad faith and/or willful disregard of PB.

CONFIDENTIALITY

PB shall keep all non-public information regarding MJTK confidential and shall not disclose any such information to any third party without MJTK's prior written consent, provided, however, that limited disclosure may be permitted if reasonably deemed necessary, and, in that event, only to MJTK's financial advisors, auditors, or legal counsel, or as may otherwise be required by law.

MJTK shall keep all non-public information regarding PB confidential and shall not disclose any such information to any third party without PB's prior written consent, provided, however, that limited disclosure may be permitted if reasonably deemed necessary, and, in that event, only to PB's financial advisors, auditors, or legal counsel, or as may otherwise be required by law.

MISCELLANEOUS

The parties agree and declare that this is Agreement constitutes the entire agreement and understanding between the parties, and that no promise, inducement, or agreement not contained herein has been made by either party to the other. The parties further agree that this Agreement shall be construed in accordance with the laws of the State of Colorado. Neither modification of this Agreement nor any amendment thereto may be made without the mutual consent of both parties in writing. The parties acknowledge and represent that each has read and understood the Agreement and agrees to its terms and conditions. This Agreement may be executed in counterpart, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

CANNASYS, INC.

By: /s/ Michael Tew
Name: Michael Tew
Title: CEO

PATRICK BURKE

By: /s/ Patrick Burke
Patrick Burke
INDIVIDUAL